Exhibit 99.01

Intuit Appoints Vasant Prabhu, Former CFO and Vice Chairman of Visa, to its Board of Directors

Prabhu's financial services expertise will support Intuit’s financial technology leadership

MOUNTAIN VIEW, Calif. - May 2, 2024 - Intuit Inc. (Nasdaq: INTU), the global financial technology platform that makes Intuit TurboTax, Credit Karma, QuickBooks, and Mailchimp, announced that it appointed Vasant Prabhu, former Chief Financial Officer and Vice Chairman of Visa, to its board of directors.

“We are excited to welcome Vasant to our board. He has deep expertise in financial services innovation and building a global technology and payments platform,” said Sasan Goodarzi, CEO of Intuit. “His leadership experience as CFO of large public companies, expanding financial technology and services, and scaling businesses internationally, will help guide Intuit's next chapter of growth as we power prosperity around the world.”

Prabhu served as chief financial officer and vice chairman of Visa Inc. from 2015 and 2019, respectively, to 2023. During his tenure, he played a critical role in Visa’s transformation and its payments ecosystem. Prior to that, he served as chief financial officer of NBCUniversal Media, LLC, chief financial officer and vice chairman of Starwood Hotels and Resorts Worldwide, Inc., and executive vice president and chief financial officer of Safeway, Inc. Prabhu brings deep expertise in financial services, international growth and expansion, and technology and security capabilities.

"I've long admired Intuit’s focus on innovation and how the company continues to transform itself to better serve its customers," said Prabhu. "I'm honored to work alongside Sasan and the leadership team as they execute on the exciting opportunities ahead."

With the addition of Prabhu, Intuit’s board now has 12 directors.

About Intuit
Intuit is the global financial technology platform that powers prosperity for the people and communities we serve. With approximately 100 million customers worldwide using products such as TurboTax, Credit Karma, QuickBooks, and Mailchimp, we believe that everyone should have the opportunity to prosper. We never stop working to find new, innovative ways to make that possible. Please visit us at Intuit.com and find us on social for the latest information about Intuit and our products and services.

Contacts:
Media Contacts
Kali Fry, press-inquiries@intuit.com

Investor Relations
Geoff Koegler, investor_relations@intuit.com